UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2014

BELK, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina		28217-45000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (704) 357-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Fourth Amended and Restated Credit Agreement

On October 22, 2014, Belk, Inc. (“Belk”) and its subsidiaries entered into a Fourth Amended and Restated Credit Agreement (the “New Facility”) under which the Company may borrow up to $500 million if certain conditions are satisfied.

The New Facility recast its existing $350 million senior unsecured revolving line of credit, dated November 22, 2010 (the “Existing Facility”) by:

•	Increasing the size by $150 million to $500 million.

•	Extending the maturity date from November 23, 2015 to October 22, 2019.

•	Reducing the per annum variable interest rate spread and other fees.

•	Providing for the expansion of the New Facility by an additional $200 million for a total available of $700 million, subject to receipt of additional commitments from lenders and other customary conditions.

The New Facility is co-led by Wells Fargo Bank, National Association, Bank of America, N.A. and Branch Banking and Trust Company. Seven additional lending institutions are also parties thereto.

The New Facility contains certain financial covenants that require, among other things, the maintenance of a leverage ratio of less than or equal to 4.00 to 1.00 and a minimum fixed charge coverage ratio of 1.75 to 1.00. The leverage ratio is calculated, as of any fiscal quarter end, as the sum of funded debt and eight times rental expense divided by EBITDAR for the period of the four most recent fiscal quarters. The fixed charge coverage ratio is calculated, as of the end of any fiscal quarter, as EBITDAR for the period of the four most recent fiscal quarters divided by the sum of interest expense and rental expense for the same four-quarter period.

The interest rate applicable to the New Facility varies according to the Company’s leverage ratio, and may, at the election of the Company, be determined based on either (1) current LIBOR plus the applicable spread detailed below, or (2) the greater of Wells Fargo’s prime rate, the federal funds rate plus 0.50% or the one-month LIBOR plus 1.0% (the “Base Rate”), plus the applicable spread detailed below. Fees on letters of credit issued under the New Facility are payable at an annual rate equal to the spread applicable to loans bearing interest based on LIBOR. The Company also pays an annual facility fee on the total undrawn commitments under the New Facility. The pricing spreads and the facility fee under the New Facility are as follows:

Leverage Ratio	Applicable % Spread for LIBOR Loans	Applicable % Spread for Base Rate Loans	Annual Facility Fee %
< 1.25x	0.875%	0.00%	0.080%
≥ 1.25x but < 1.75x	1.00%	0.00%	0.100%
≥ 1.75x but < 2.25x	1.125%	0.125%	0.125%
≥ 2.25x but < 2.75x	1.25%	0.25%	0.150%
≥ 2.75x but < 3.25x	1.50%	0.50%	0.175%
≥ 3.25x	1.75%	0.75%	0.225%

Currently, Belk’s leverage ratio places it in the pricing tier of ≥1.75x but <2.25x and an applicable spread for LIBOR loans of 1.125%.

Proceeds from the New Facility are intended to be utilized to repay other debt; for working capital and capital expenditures in the ordinary course of business; for permitted acquisitions; and for other general corporate purposes.

The New Facility contains customary representations and warranties and affirmative and negative covenants, as well as customary events of default. The amounts outstanding under the New Facility may be accelerated upon the occurrence of any events of default.

The agents and lenders, together with their affiliates, are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the agents and lenders and/or their affiliates have, from time to time, performed, or may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

A copy of the New Facility is attached hereto as Exhibit 10.1 and is incorporated into this Current Report on Form 8-K by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On October 22, 2014, Belk used the proceeds from the New Facility and general corporate funds to repay the outstanding amounts under the Existing Facility. The Existing Facility was terminated upon repayment.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 with respect to the New Facility is incorporated under this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, among Belk, Inc. as the Borrower (and the Borrower Parties, as defined); the lenders who are or may become a party to this Agreement, as Lenders, Wells Fargo Bank, National Association, as Administrative Agent for the Lenders, and Bank of America, N.A. and Branch Banking and Trust Company, as Co-Syndication Agents, and PNC Bank, National Association, Regions Bank and U.S. Bank National Association, as Documentation Agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELK, INC.

Date: October 28, 2014	By:	/s/ Ralph A. Pitts

Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary

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